Exhibit 10.2

AMENDMENT 2008-1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT 2008-1 (the “Amendment”), dated as of November 12, 2008, is entered into by and between Antares Pharma, Inc., a Delaware corporation (the “Corporation”), and Peter Sadowski, Ph.D. (“Employee”).

RECITALS

WHEREAS, the Corporation and Employee previously entered into an Employment Agreement, dated October 13, 2006 (the “Existing Employment Agreement”);

WHEREAS, the Corporation and Employee desire to amend the Existing Employment Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, and to make certain other clarifying changes; and

WHEREAS, Section 6.6 of the Existing Employment Agreement provides that the Existing Employment Agreement may be amended pursuant to a written agreement executed by both parties.

NOW, THEREFORE, the Corporation and Employee hereby agree that, effective as of November 12, 2008, the Existing Employment Agreement shall be amended as follows:

1.	The last sentence of Section 2.2 of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“The Discretionary Bonus shall be payable in cash, shares of common stock of the Corporation, or in some combination thereof, as determined by the Board in its sole discretion, and shall be paid on or after January 1, but no later than March 15 of the fiscal year following the fiscal year for which such Discretionary Bonus is earned.”

2.	The second paragraph of Section 3.2(a) of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“In the event of any termination pursuant to this subsection, the Corporation shall be obligated to pay Employee only that portion of his base salary earned, accrued and owing, but not yet paid under Section 2.1 up to and including the date upon which such termination becomes effective, in addition to reimbursing Employee for any expenses incurred, but not yet reimbursed, in accordance with the provisions of Section 2.5 hereof.”

3.	The first sentence of Section 3.2(b) of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“Termination Without Cause. Notwithstanding anything in this Agreement to the contrary, should the Corporation terminate Employee’s employment hereunder at any time without Cause as described above, as a condition to any such termination, the Corporation shall (i) pay Employee that portion of his base salary earned, accrued and owing, but not yet paid under Section 2.1 hereof, up to and including the date upon which such termination becomes effective, (ii) pay Employee any bonus earned under Section 2.2 hereof, but unpaid, for the fiscal year preceding the fiscal year of Employee’s termination, (iii) reimburse Employee for any expenses incurred, but not yet reimbursed, in accordance with the provisions of Section 2.5 hereof, (iv) pay to Employee an amount equal to six (6) months of base salary, in accordance with the Corporation’s established pay polices and procedures, commencing within thirty (30) days following the date upon which Employee’s termination of employment becomes effective and (v) provide medical and dental coverage, at the level in effect as of the date upon which Employee’s termination of employment becomes effective (or generally comparable coverage), for the six (6) month period following Employee’s termination, and, where applicable, his spouse and dependents, at the same premium rates and cost sharing to be charged from time to time for employees generally, as if the Employee had continued employment during such period (the COBRA continuation coverage period shall run concurrently with the six (6) month period that the Employee is provided with medical and dental coverage under this subsection 3.2(b)(v)).”

4.	The first sentence of Section 3.2(c) of the Existing Employment Agreement is hereby amended in its entirety to read as follows:

“Termination on Disability. Subject to the following, and notwithstanding anything in this Agreement to the contrary, the Corporation may terminate Employee’s employment hereunder upon Employee’s disability (as determined below), subject to the requirements of applicable law; provided that in the event the Corporation terminates Employee’s employment under this subsection due to Employee’s disability the Corporation shall, in addition to reimbursing Employee for any expenses incurred, but not yet reimbursed, in accordance with the provisions of Section 2.5 hereof, be obligated to pay Employee that portion of his salary earned, accrued and owing, but not yet paid under Section 2.1 hereof, up to and including the date upon which Employee became disabled.

For the purposes of this Agreement, Employee shall be deemed to be suffering from a disability if Employee, in the reasonable judgment of the Corporation’s Board of Directors (with Employee abstaining from any such vote if Employee is elected to serve on the Corporation’s Board of Directors), is unable to perform his duties, as specified in Section 1 hereof, by reason of illness or incapacity for a period of more than 60 days in any six-month period.

”

5.	A new Section 3.2(d) is hereby added to the Existing Employment Agreement to read as follows (and the remainder of Section 3.2 is renumbered accordingly):

“Termination Due to Death. Subject to the following, and notwithstanding anything in this Agreement to the contrary, upon Employee’s death this Agreement and Employee’s employment shall immediately terminate and the Corporation shall pay Employee’s estate (i) for any expenses incurred, but not yet reimbursed, in accordance with the provisions of Section 2.5 hereof, (ii) that portion of Employee’s base salary earned, accrued and owing, but not yet paid under Section 2.1 hereof, up to and including the date of Employee’s death and (iii) any bonus earned under Section 2.2 hereof, but unpaid, for the fiscal year preceding the fiscal year in which Employee’s death occurs.”

6.	Section 3.2(e) of the Existing Employment Agreement, as renumbered, is hereby amended in its entirety to read as follows:

“Termination by Employee. In the event Employee terminates this Agreement, the Corporation shall be obligated to pay Employee only that portion of his salary earned, accrued and owing, but not yet paid under Section 2.1 hereof, up to and including the date upon which such termination becomes effective, in addition to reimbursing Employee for any expenses incurred, but not yet reimbursed, in accordance with the provisions of Section 2.5 hereof, with the exception of any automobile-related expenses.”

7.	Section 3.2(f) of the Existing Employment Agreement, as renumbered, is hereby amended in its entirety as follows:

“Cessation Upon Non-Renewal. In the event Employee’s employment with the Corporation ceases upon non-renewal of the Employment Term by the Employee as provided in Section 3.1 of this Agreement, such termination shall be treated as a termination under Section 3.2(e) and the Corporation shall only be obligated to pay Employee in accordance with Section 3.2(e). In the event Employee’s employment with the Corporation ceases upon non-renewal of the Employment Term by the Corporation (provided Employee is willing and able to enter into a new agreement) as provided in Section 3.1 of this Agreement, such termination shall be treated as a termination under Section 3.2(b) and the Corporation shall (i) be obligated to pay Employee in accordance with Section 3.2(b) including that portion of his base salary and vacation earned, accrued and owing, but not yet paid under Sections 2.1 and 2.4 hereof, up to and including the date upon which such non-renewal becomes effective, (ii) pay Employee any bonus earned under Section 2.2 hereof, but unpaid, for the fiscal year preceding the fiscal year in which the Corporation’s non-renewal occurs and (iii) reimburse Employee for any expenses incurred but not yet reimbursed in accordance with the provisions of Section 2.5 hereof, with the exception of any automobile-related expenses.”

8.	A new Section 3.2(g) is hereby added to the Existing Employment Agreement to read in its entirety as follows:

“Specified Employee Status. Severance payments under this Agreement are intended to be paid within the “short-term deferral” and the “separation pay”

exceptions under Treas. Reg. sections 1.409A-1(b)(4) and (b)(9), respectively; provided, however, if at the time of Employee’s “separation from service” (within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Corporation, the Corporation or any affiliate has securities which are publicly-traded on an established securities market and Employee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Corporation will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with the Corporation (as defined under section 409A of the Code). If Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.”

9.

Section 6.1 of the Existing Employment Agreement is hereby amended to update the Corporation’s mailing address and replace Pepper Hamilton LLP with Morgan Lewis & Bockius LLP as the entity to which a copy of all notices shall be sent so that the Section now reads as follows:

“To the Corporation:	Antares Pharma, Inc.
250 Phillips Blvd., Suite 290
Ewing, NJ 08618
Attention: Chief Executive Officer
Facsimile: (609) 359-3015

with copy to:	Morgan, Lewis and Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Amy Pocino Kelly, Esq.
Facsimile: (877) 432-9652”

10.	Section 6.3 of the Agreement is hereby amended in its entirety to read as follows:

“Internal Revenue Code Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

11.	In all respects not amended, the Existing Employment Agreement is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation and Employee agree to the terms of the foregoing Amendment, effective as of the date set forth above.

ANTARES PHARMA, INC

By:
Name: Paul Wotton
Title:	Chief Executive Officer

EMPLOYEE

Peter Sadowski, Ph.D.